Exhibit 21.1

Subsidiaries of bioscrip, Inc.

Chronimed, LLC, a Minnesota limited liability company

BioScrip Pharmacy, Inc., a Minnesota corporation, doing business as BioScrip Pharmacy

Los Feliz Drugs Inc., a California corporation (inactive)

BioScrip PBM Services, LLC, a Delaware limited liability company

BioScrip Pharmacy Services, Inc., an Ohio Corporation

BioScrip Pharmacy (NY), Inc., a New York corporation

Natural Living, Inc., a New York corporation

BioScrip Infusion Services, LLC, a Delaware limited liability company

BioScrip Infusion Services, Inc., a California corporation

BioScrip Infusion Management, LLC, a Delaware limited liability company

BioScrip Nursing Services, LLC, a New York limited liability company

The Live Positive Foundation, Inc., a Delaware corporation

Bradhurst Specialty Pharmacy, Inc., a New York corporation